EX-99.e.1.i

INVESTED PORTFOLIOS

DISTRIBUTION AGREEMENT

Distribution Agreement (the “Agreement”) made as of April 30, 2021, by and between InvestEd Portfolios, a Delaware statutory trust (the “Trust”), for the series identified on Schedule I attached hereto, as from time to time amended (the “Series”), and DELAWARE DISTRIBUTORS, L.P. (the “Distributor”), a Delaware limited partnership.

WITNESSETH

WHEREAS, the Trust is an investment company regulated by Federal and State regulatory bodies, and

WHEREAS, the Distributor is engaged in the business of promoting the distribution of the securities of investment companies and, in connection therewith and acting solely as agent for such investment companies and not as principal, advertising, promoting, offering and selling their securities to the public, and

WHEREAS, the Trust desires to enter into an agreement with the Distributor as of the date hereof, pursuant to which the Distributor shall serve as the national distributor of each Series identified on Schedule I hereto, as from time to time amended, which Trust and Series may do business under the names set forth on Schedule I hereto or such other names as the Board of Trustees may designate from time to time, on the terms and conditions set forth below.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	The Trust hereby engages the Distributor to promote the distribution of the shares of each Series and, in connection therewith and as agent for the Trust and not as principal, to advertise, promote, offer and sell shares of each Series to the public.

2.	(a)	The Distributor agrees to serve as distributor of each Series’ shares and, as agent for the Trust and not as principal, to advertise, promote and use its best efforts to sell each Series’ shares wherever their sale is legal, either through dealers or otherwise, in such places and in such manner, as may be mutually determined by the Trust and the Distributor from time to time and that comply with: (1) the provisions of this Agreement; (2) all applicable laws, rules and regulations, including, without limitation, the Investment Company Act of 1940, as amended (“1940 Act”), the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended (“1934 Act”), all rules and regulations promulgated by the Securities and Exchange Commission (“SEC”) thereunder and all rules and regulations adopted by any securities association registered under the 1934 Act; (3) the Trust’s Agreement and Declaration of Trust and By-laws; (4) instructions received from the Trustees of the Trust; and (5) the Trust’s Registration Statement under the 1933 Act, including the Summary Prospectuses (if applicable), the Statutory Prospectuses, and the Statements of Additional Information contained therein.

	(b)	For its services as agent for each Series, the Distributor shall be entitled to compensation on each sale or redemption, as appropriate, of shares of such classes equal to any front-end or deferred sales charge described in the Prospectus for such Series, as amended and supplemented from time to time, and may allow concessions to dealers in such amounts and on such terms as are therein set forth.

	(c)	For each Series, the Trust shall, in addition, compensate the Distributor for its services as provided in the Distribution Plan as adopted on behalf of each Series, respectively, pursuant to Rule 12b-l under the 1940 Act (the “Plans”), copies of which as presently in force are attached hereto as Exhibits and at the rates set forth on Schedule I hereto, as from time to time amended, or at such lower rates as may be set from time to time by the Board in agreement with the Trust.

3.	(a)	The Trust agrees to make available for sale by the Trust through the Distributor all or such part of the authorized but unissued shares of beneficial interest of the Series as the Distributor shall require from time to time and, except as provided in Paragraph 3(b) hereof, the Trust will not sell Series’ shares other than through the efforts of the Distributor.

	(b)	The Trust reserves the right from time to time (1) to sell and issue shares other than for cash; (2) to issue shares in exchange for substantially all of the assets of any corporation or trust, or in exchange of shares of any corporation or trust; (3) to pay stock dividends to its shareholders, or to pay dividends in cash or shares of beneficial interest at the option of its shareholders, or to sell shares of beneficial interest to existing shareholders to the extent of dividends payable from time to time in cash, or to split up or combine its outstanding shares; (4) to offer shares for cash to its shareholders as a whole, by the use of transferable rights or otherwise, and to sell and issue shares pursuant to such offers; (5) to act as its own distributor in any jurisdiction in which the Distributor is not registered as a broker-dealer; and (6) to reject any order for shares.

4.	The Distributor may, at its expense, select and contract with one or more registered broker-dealers to perform some or all of the services for a Series for which it is responsible under this agreement. The Distributor will be responsible for paying the compensation, if any, to any such broker-dealer for its services with respect to the Series. The Distributor may terminate the services of any such broker-dealer at any time in its sole discretion, and shall at such time assume the responsibilities of such broker-dealer unless or until a replacement is selected and approved by the Board of Trustees. The Distributor will continue to have responsibility for all distribution-related services furnished by any such broker-dealer.

5.	The Trust warrants the following:

	(a)	The Trust is, or will be, a properly registered investment company, and any and all Series’ shares which it will sell through the Distributor are, or will be, properly registered with the SEC.

	(b)	The provisions of this Agreement do not violate the terms of any instrument by which the Trust is bound, nor do they violate any law or regulation of any body having jurisdiction over the Trust or its property.

6.	(a)	The Trust will supply to the Distributor a conformed copy of the Registration Statement and all amendments thereto, including all exhibits and each Summary Prospectus (if applicable), Statutory Prospectus, and Statement of Additional Information.

	(b)	The Trust will register or qualify the Series’ shares for sale in such states as is deemed desirable.

	(c)	The Trust, without expense to the Distributor:

(1) will give the Distributor and continue to give such financial statements and other information as may be required by the SEC or the proper public bodies of the states in which the Series’ shares may be qualified;

(2) from time to time, will furnish to the Distributor as soon as reasonably practicable true copies of its periodic reports to shareholders;

(3) will promptly advise the Distributor in person, by telephone, or by email or other electronic means, and promptly confirm such advice in writing, (a) when any amendment or supplement to the Registration Statement becomes effective, (b) of any request by the SEC for amendments or supplements to the Registration Statement or the Summary Prospectuses, Statutory Prospectuses, Statements of Additional Information, or for additional information, and (c) of the issuance by the SEC of any Stop Order suspending the effectiveness of the Registration Statement, or the initiation of any proceedings for that purpose;

(4) if at any time the SEC shall issue any Stop Order suspending the effectiveness of the Registration Statement, will make every reasonable effort to obtain the lifting of such order at the earliest possible moment;

	(5)	before filing any further amendment to the Registration Statement or to any Summary Prospectus, Statutory Prospectus or Statement of Additional Information, will furnish to the Distributor copies of the proposed amendment and will not, at any time, whether before or after the effective date of the Registration Statement, file any amendment to the Registration Statement or supplement to any Summary Prospectus, Statutory Prospectus or Statement of Additional Information of which the Distributor shall not previously have been advised or to which the Distributor shall reasonably object (based upon the accuracy or completeness thereof) in writing;

	(6)	will continue to make available to its shareholders (and forward copies to the Distributor) of such periodic, interim and any other reports as are now, or as hereafter may be, required by the provisions of the Investment Company Act of 1940, as amended; and

	(7)	will, for the purpose of computing the offering price of each class of each Series’ shares, advise the Distributor within two hours after the close of the New York Stock Exchange (or as soon as practicable thereafter) on each business day upon which the New York Stock Exchange may be open of the net asset value per share of each class of each Series’ shares of beneficial interest outstanding, determined in accordance with any applicable provisions of law and the provisions of the Agreement and Declaration of Trust, as amended, of the Trust as of the close of business on such business day. In the event that prices are to be calculated more than once daily, the Trust will promptly advise the Distributor of the time of each calculation and the price computed at each such time.

7.

The Distributor agrees to submit to the Trust, prior to its use, the form of all communications, and other materials defined in Rule 2210 of the Conduct Rules of FINRA, Inc. (“FINRA”) proposed to be generally disseminated by or for the Distributor, all advertisements proposed to be used by the Distributor, all communications, and other materials defined in FINRA Conduct Rule 2210 (each as defined in Rule 2210) or any successor rule) prepared by or for the Distributor for such dissemination or for use by others in connection with the sale of the Series’ shares, and the form of dealers’ sales contract the Distributor intends to use in connection with sales of the Series’ shares. The Distributor also agrees that the Distributor will submit such materials to the FINRA, SEC or other regulatory agency as from time to time may be appropriate, considering practices then current in the industry. The Distributor agrees not to use such form of dealers’ sales contract or to use or to permit others to use such communications, without the written consent of the Trust if any regulatory agency expresses objection thereto or if the Trust delivers to the Distributor a written objection thereto. Neither the Distributor nor any dealer or other person is authorized by the Trust to provide any information or make any representation about the Trust or its Series other than those contained in the Trust’s Registration Statement, Summary Prospectuses, Statutory Prospectuses, Statements of Additional Information, communications, and other materials defined in FINRA Conduct Rule 2210.

8.	The purchase price of each share sold hereunder shall be the offering price per share mutually agreed upon by the parties hereto and, as described in the Trust’s Prospectuses, as amended from time to time, determined in accordance with any applicable provision of law, the provisions of its Agreement and Declaration of Trust and the Conduct Rules of FINRA.

9.	The responsibility of the Distributor hereunder shall be limited to the promotion of sales of Series’ shares. The Distributor shall undertake to promote such sales solely as agent of the Trust, and shall not purchase or sell such shares as principal. Orders for Series’ shares and payment for such orders shall be directed to the Trust’s agent, Waddell & Reed Services Company, doing business as WI Services Company (WISC), for acceptance on behalf of the Trust. The Distributor is not empowered to approve orders for sales of Series’ shares or accept payment for such orders. Sales of Series’ shares shall be deemed to be made when and where accepted by WISC on behalf of the Trust.

10.	With respect to the apportionment of costs between the Trust and the Distributor of activities with which both are concerned, the following will apply:

	(a)	The Trust and the Distributor will cooperate in preparing the Registration Statements, the Summary Prospectuses (if applicable), Statutory Prospectuses, the Statements of Additional Information, and all amendments, supplements and replacements thereto. The Trust will pay all costs incurred in the preparation and filing of the Trust’s Registration Statement, including typesetting, the costs incurred in printing and mailing Summary Prospectuses (if applicable), Statutory Prospectuses, Statements of Additional Information and any supplements or amendments thereto to its own Shareholders. The Trust will also pay all costs included in preparing, typesetting, printing and mailing all Annual, Semi-Annual and other financial reports to its own shareholders. The Trust will pay all fees and expenses of its counsel and accountants.

	(b)	The Distributor will pay the costs incurred in printing and mailing copies of Summary Prospectuses (if applicable), Statutory Prospectuses and any Statements of Additional Information to prospective investors.

	(c)	The Distributor will pay advertising and promotional expenses, including the costs of literature sent to prospective investors.

	(d)	The Trust will pay the costs and fees incurred in registering or qualifying the Series’ shares with the various states and with the SEC.

	(e)	The Distributor will pay the costs of any additional copies of Trust financial and other reports and other Trust literature supplied to the Distributor by the Trust for sales promotion purposes.

11.	The books and records maintained by the Distributor shall be the property of the Trust. The Distributor shall prepare, maintain and preserve such books and records as required by the 1940 Act and other applicable laws, rules and regulations. The Distributor shall surrender such books and records to the Trust, in the form in which such books and records have been maintained or preserved, promptly upon receipt of instructions from the Trust. The Trust shall have access to such books and records at all time during the Distributor’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by the Distributor to the Trust at the Trust’s expense. The Distributor shall assist the Trust, the Trust’s independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust’s books and records, and reports by the Distributor or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

12.	The Distributor shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Trust a certification to such effect no less than annually or as otherwise reasonably requested by the Trust. The Distributor shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.

13.

The Distributor agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) and all applicable laws and regulations promulgated thereunder. At the request of the Trust, the Distributor will supply the Trust with copies of the Distributor’s anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Trust may reasonably request from time to time.

14.	The Distributor may engage in other business, provided such other business does not interfere with the performance by the Distributor of its obligations under this Agreement.

15.	The Trust agrees to indemnify, defend and hold harmless from the assets of the relevant Series, the Distributor and each person, if any, who controls the Distributor within the meaning of Section 15 of the Securities Act of 1933, from and against any and all losses, damages, or liabilities to which, jointly or severally, the Distributor or such controlling person may become subject, insofar as the losses, damages or liabilities arise out of the performance of the Distributor’s duties hereunder, except that the Trust shall not be liable for indemnification of the Distributor or any controlling person thereof for any liability resulting from the willful misfeasance, bad faith, or gross negligence of the Distributor or any controlling person thereof in the performance of the Distributor’s duties under this Agreement.

16.	Copies of financial reports, Registration Statements, Summary Prospectuses and Statutory Prospectuses, as well as demands, notices, requests, consents, waivers, and other communications in writing which it may be necessary or desirable for either party to deliver or furnish to the other will be duly delivered or furnished, if delivered to such party at its address shown below during regular business hours, or if sent to that party by registered mail or overnight mail, postage prepaid, in all cases within the time or times herein prescribed, addressed to the recipient at One Independence, 610 Market Street, Philadelphia, Pennsylvania 19106, or at such other address as the Trust or the Distributor may designate in writing and furnish to the other.

17.	This Agreement shall not be assigned, as that term is defined in the Investment Company Act of 1940, by the Distributor and shall terminate automatically in the event of its attempted assignment by the Distributor. This Agreement shall not be assigned by the Trust without the written consent of the Distributor signed by its duly authorized officers and delivered to the Trust. Except as specifically provided in the indemnification provision contained in Paragraph 15 herein, this Agreement and all conditions and provisions hereof are for the sole and exclusive benefit of the parties hereto and their legal successors and no express or implied provision of this Agreement is intended or shall be construed to give any person other than the parties hereto and their legal successors any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions herein contained.

18.	(a)

This Agreement shall be executed and become effective as of the date first written above, and shall become effective with respect to a particular Series as of the effective date set forth in Schedule I for that Series. It shall remain in force for a period of two years from the date hereof for each Series and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the Board of Trustees or, with respect to each Series, by vote of a majority of the outstanding voting securities of that Series and only if the terms and the renewal thereof have been approved by the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(b) The Distributor may terminate this Agreement as to any Series on written notice to the Trust at any time in case the effectiveness of the Registration Statement shall be suspended, or in case Stop Order proceedings are initiated by the SEC in respect of the Registration Statement and such proceedings are not withdrawn or terminated within thirty days. The Distributor may also terminate this Agreement as to any Series at any time by giving the Trust written notice of its intention to terminate the Agreement at the expiration of three months from the date of delivery of such written notice of intention to the Trust.

(c) The Trust may terminate this Agreement as to any Series at any time on at least thirty days’ prior written notice to the Distributor (1) if proceedings are commenced by the Distributor or any of its partners for the Distributor’s liquidation or dissolution or the winding up of the Distributor’s affairs; (2) if a receiver or trustee of the Distributor or any of its property is appointed and such appointment is not vacated within thirty days thereafter; (3) if, due to any action by or before any court or any federal or state commission, regulatory body, or administrative agency or other governmental body, the Distributor shall be prevented from selling securities in the United States or because of any action or conduct on the Distributor’s part, sales of the shares are not qualified for sale. The Trust may also terminate this Agreement as to any Series at any time upon prior written notice to the Distributor of its intention to so terminate at the expiration of three months from the date of the delivery of such written notice to the Distributor.

(d) This Agreement may be amended only if such amendment is approved (1) either by action of the Trustees of the Trust or at a meeting of the shareholders of the Trust by the affirmative vote of a majority of the outstanding shares of the Trust; and (2) by a majority of the Trustees of the Trust who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval.

19.	The validity, interpretation and construction of this Agreement, and of each part hereof, will be governed by the laws of the Commonwealth of Pennsylvania.

20.	In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of the Agreement, which shall continue to be in force.

21.	This Agreement is executed by the Trust with respect to each of the Series and the obligations hereunder are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the Series to which such obligations pertain and the assets and property of such Series. All obligations of the Trust under this Agreement shall apply only on a Series-by-Series basis, and the assets of one Series shall not be liable for the obligations of another Series.

DELAWARE DISTRIBUTORS, L.P.

DELAWARE DISTRIBUTORS, INC.,
General Partner

By:	/s/ Brett Wright
Name: Brett D. Wright
Title: President

INVESTED PORTFOLIOS, on behalf of the
Series listed on Schedule I

By:	/s/ Daniel V. Geatens
Name: Daniel V. Geatens
Title: Senior Vice President

EXHIBIT A

INVESTED PORTFOLIOS
DISTRIBUTION AND SERVICE PLAN

Effective: April 30, 2009
 Amended: April 30, 2021

This amended Plan was adopted by InvestEd Portfolios (the "Trust"), on behalf of each series of the Trust (each, a "Fund"), pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), to provide for payment by the Trust of certain expenses in connection with the distribution of each Fund's shares, provision of personal services to such Fund's shareholders and the service and/or maintenance of shareholder accounts. Payments under the Plan are to be made to Delaware Distributors, L.P. ("DDLP") which serves as the principal underwriter for the Trust under the terms of the Underwriting Agreement pursuant to which it shall offer and sell the shares of each Fund.

Distribution Fee and Service Fee

With respect to each Fund, the Trust is authorized to pay to DDLP an amount not to exceed on an annual basis .25 of 1% of a Fund's average net assets of the shares as either (1) a "distribution fee" to finance the distribution of that Fund's shares, or (2) a "service fee" to finance shareholder servicing by DDLP, its affiliated companies, broker-dealers who may sell shares and other third-parties to encourage and foster the maintenance of shareholder accounts, or as a combination of the two fees. The amounts shall be payable to DDLP daily or at such other intervals as the board of trustees may determine.

FINRA Definition

For purposes of this Plan, the "distribution fee" may be considered as a sales charge that is deducted from the net assets of the shares of each Fund and does not include the service fee. The "service fee" shall be considered a payment made by the Trust for personal service and/or maintenance of shareholder accounts, provided, however, if the Financial Industry Regulatory Authority ("FINRA"), adopts a definition of "service fee" for purposes of Rule 2830 that differs from the definition of service fee as used herein, or if FINRA adopts a related definition intended to define the same concept, the definition of service fee as used herein shall be automatically amended to conform to the FINRA definition.

Quarterly Reports

DDLP shall provide to the board of trustees of the Trust, and the board of trustees shall review at least quarterly, a written report of the amounts so expended of the distribution fee and/or service fee paid to it under this Plan with respect to the shares of each Fund and the purposes for which such expenditures were made.

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Approval of Plan

This Plan shall become effective as to a Fund when it has been approved by a vote of at least a majority of the outstanding voting securities of that Fund (as defined in the Act) and by a vote of the board of trustees of the Trust and by the trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plan or any agreement related to this Plan (other than as trustees or shareholders of the Trust) ("independent trustees") cast in person at a meeting called for the purposes of voting on such Plan.

Continuance

This Plan shall continue in effect as to each Fund for a period of one (1) year and thereafter from year to year only so long as such continuance is approved by the trustees, including the independent trustees, as specified hereinabove for the adoption of the Plan by the trustees and independent trustees.

Trustee Continuation

In considering whether to adopt, continue or implement this Plan, the trustees shall have a duty to request and evaluate, and DDLP shall have a duty to furnish, such information as may be reasonably necessary to make an informed determination of whether this Plan should be adopted, implemented or continued.

Termination

This Plan may be terminated as to a Fund at any time by a vote of a majority of the independent trustees of the Trust or by a vote of the majority of the outstanding shares of that Fund without penalty. On termination, as to a Fund, the payment of all distribution and service fees shall cease, and the Trust shall have no obligation to DDLP to reimburse it for any cost or expenditure it has made or may make to distribute a Fund's shares or to service shareholder accounts.

Amendments

This Plan may not be amended to increase materially the amount to be spent for distribution of a Fund's shares, personal service and/or maintenance of shareholder accounts, without approval of the shareholders of that Fund, and all material amendments of this Plan must be approved in the manner prescribed for the adoption of the Plan as provided hereinabove. The distribution and service fees may be reduced by action of the board of trustees without shareholder approval.

Trustees

While this Plan is in effect, the selection and nomination of the trustees who are not interested persons of the Trust shall be committed to the discretion of the trustees who are not interested persons of the Trust.

Records

Copies of this Plan, agreements and reports made pursuant to this Plan shall be preserved as provided in Rule 12b-1(f) under the Act.

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SCHEDULE I

This Schedule to the Distribution Agreement between InvestEd Portfolios and Delaware Distributors, L.P. entered into as of April 30, 2021 (the “Agreement”) lists the Series for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each Series and the date on which the Agreement became effective for each Series.

Series Name	Class Names	Total 12b-l Plan Fee Rate (per annum of the Series’ average daily net assets represented by shares of the Class)	Portion designated as Service Fee Rate (per annum of the Series’ average daily net assets represented by shares of the Class)	Effective Date
InvestEd 90 Portfolio	N/A	0.25%		April 30, 2021
InvestEd 80 Portfolio	N/A	0.25%		April 30, 2021
InvestEd 70 Portfolio	N/A	0.25%		April 30, 2021
InvestEd 60 Portfolio	N/A	0.25%		April 30, 2021
InvestEd 50 Portfolio	N/A	0.25%		April 30, 2021
InvestEd 40 Portfolio	N/A	0.25%		April 30, 2021
InvestEd 30 Portfolio	N/A	0.25%		April 30, 2021
InvestEd 20 Portfolio	N/A	0.25%		April 30, 2021
InvestEd 10 Portfolio	N/A	0.25%		April 30, 2021
InvestEd 0 Portfolio	N/A	0.25%		April 30, 2021

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